Exhibit 99.1

The Sherwin-Williams Company and Valspar Comment on Market Speculation

Companies Continue to Expect the Transaction to Close by the End of Q1 Calendar Year 2017

CLEVELAND & MINNEAPOLIS—(BUSINESS WIRE)—The Sherwin-Williams Company (NYSE:SHW) and The Valspar Corporation (NYSE:VAL) today issued the following statement in response to unfounded market rumors concerning regulatory approvals for the definitive agreement between Sherwin-Williams and Valspar, which was announced on March 20, 2016:

Sherwin-Williams and Valspar continue to cooperate fully with the FTC staff and continue to expect the transaction will close by the end of Q1 calendar year 2017. Given the complementary nature of the businesses and the benefits this transaction will provide to customers, Sherwin-Williams and Valspar continue to believe that no or minimal divestitures should be required to complete the transaction.

The transaction, which has been approved by Valspar shareholders, is subject to customary closing conditions, including the expiration or termination of the applicable waiting period under the U.S. Hart-Scott-Rodino Antitrust Improvements Act and regulatory approvals in various other jurisdictions.

About The Sherwin-Williams Company

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams(R), HGTV HOME(R) by Sherwin-Williams, Dutch Boy(R), Krylon(R), Minwax(R), Thompson’s(R) Water Seal(R), and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams(R) branded products are sold exclusively through a chain of more than 4,100 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

About Valspar

Valspar is a global leader in the coatings industry providing customers with innovative, high-quality products and value-added services. Our 11,100 employees worldwide deliver advanced coatings solutions with best-in-class appearance, performance, protection and sustainability to customers in more than 100 countries. Valspar offers a broad range of superior coatings products for the consumer market, and highly-engineered solutions for the construction, industrial, packaging and transportation markets. Founded in 1806, Valspar is headquartered in Minneapolis. Valspar’s reported net sales in fiscal 2015 were $4.4 billion and its shares are traded on the New York Stock Exchange (symbol:VAL). For more information, visit www.valspar.com and follow @valspar on Twitter.

Additional Information and Where to Find it

Valspar has filed with the SEC a preliminary proxy statement in connection with the contemplated transactions. The definitive proxy statement will be sent or given to Valspar stockholders and will contain important information about the contemplated transactions. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT (INCLUDING THE DEFINITIVE PROXY STATEMENT WHEN IT BECOMES AVAILABLE) AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE. Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed with the SEC at the SEC’s website at www.sec.gov.

Contacts

For The Sherwin-Williams Company

Investor Relations:

Bob Wells

Senior Vice President, Corporate Communications and Public Affairs

216- 566-2244

rjwells@sherwin.com

Media:

Mike Conway

Director, Corporate Communications

216-515-4393

mike.conway@sherwin.com

For Valspar

Investor:

Bill Seymour

Vice President, Finance and Investor Relations

612-656-1328

william.seymour@valspar.com

Media:

Kimberly A. Welch

Vice President, Communications

612-656-1347

kim.welch@valspar.com